Exhibit 99.1
CENTERPLATE, INC. ANNOUNCES SUCCESSFUL TENDER OFFER AND
EXECUTION OF SUPPLEMENTAL INDENTURE
Extends Expiration Date Of Tender Offer For Its 13.5% Senior Subordinated Notes Due 2013
STAMFORD, Conn., January 23, 2009 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), announced today that it has, as of 5:00 p.m., New York City time, on January 23, 2009, received the requisite consents from the registered holders of its 13.5% Senior Subordinated Notes due 2013 to execute the supplemental indenture to the indenture governing the notes. Under the terms of the supplemental indenture, the proposed amendments to the indenture will not become operative unless and until Centerplate purchases validly tendered notes pursuant to the related cash tender offer to purchase up to 70% of the notes (the “Offer”). To date, holders of $72,231,768 of the outstanding principal amount of the notes, which represents approximately 60.4% of the $119,596,334.10 outstanding principal amount of the notes, have tendered their notes and delivered consents. As a result of the execution of the supplemental indenture, tendered notes and delivered consents may no longer be withdrawn or revoked.
Centerplate has also announced that, in order to allow additional note holders to tender their outstanding notes, it has extended the expiration date of the Offer from 5:00 p.m. New York City time, on January 23, 2009, to 5:00 p.m. New York City time, on January 26, 2009, unless otherwise extended by Centerplate.
The obligation of Centerplate to accept for payment and purchase the notes in the Offer, is conditioned upon, among other things, the consummation of the proposed merger of Centerplate with an affiliate of Kohlberg & Company, L.L.C., as described in more detail in the Offer to Purchase and Consent Solicitation Statement dated December 23, 2008. If all conditions to the Offer and consent solicitation are satisfied, holders of notes who validly tendered their notes pursuant to the Offer and validly delivered their consents pursuant to the consent solicitation and did not validly withdraw their notes or revoke their consents will receive the offer consideration, equal to $2.49 per note accepted for payment, plus accrued and unpaid interest including any deferred interest. If the percentage of outstanding notes tendered pursuant to the Offer is greater than 70%, Centerplate will accept for payment and purchase up to 70% of the tendered notes on a pro rata basis.
This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the Offer and consent solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement.
UBS Investment Bank is the Dealer Manager and Solicitation Agent for the Offer and consent solicitation. Questions regarding the Offer and consent solicitation should be directed to UBS at 888-719-4210 or 203-719-4210.
Requests for documents should be directed to MacKenzie Partners, Inc., the Information Agent for the Offer and consent solicitation, at 800-322-2885 or 212-929-5500.
About Centerplate
Centerplate, with its principal executive office in Stamford, CT, is a leading provider of food and related services including concessions, catering and merchandise services in more than 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, the outcome of the company’s exploration of alternatives, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity and the provisions of the credit agreement, the provisions of the indenture, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com